Exhibit 10.3

NON-DISCLOSURE AND

NON-SOLICITATION AGREEMENT

This Non-Disclosure and Non-Solicitation Agreement (this “Agreement”) is made this 4th day of April 2007, by and between BioVeris Corporation, its present and former subsidiaries, affiliated divisions and companies, successors, and assigns (collectively, “BioVeris”) and Samuel J. Wohlstadter (“SJW”). BioVeris and SJW may hereinafter be referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, BioVeris entered into an ECL Asset Transfer Agreement, dated the date hereof, with Mott Street Acquisition II, LLC (“Newco”) (“ECL Transfer Agreement”), pursuant to which, among other things, BioVeris will grant to Newco the ECL License Agreement, included as an Exhibit thereto (“ECL License Agreement”); and

WHEREAS, in connection with entering into the ECL Transfer Agreement, BioVeris has requested SJW to enter into certain confidentiality and non-solicitation arrangements in order to protect valuable BioVeris assets; and

WHEREAS, SJW is willing to enter such arrangements on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the recitals set forth above, the premises and mutual promises made herein, and for other valuable consideration, the receipt and adequacy of which hereby are acknowledged, the Parties agree as follows:

I.	DEFINITIONS

1.1          Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed thereto in the ECL License Agreement.

1.2          The term “Business” as used herein shall mean developing and marketing biological detection systems based on ECL Technology, and related services to clients.

1.3          The term “Confidential or Proprietary Information” as used herein shall mean any and all information not in the public domain, in any form, owned by BioVeris and relating to ECL Technology and treated as confidential by BioVeris. Confidential or Proprietary Information shall also mean information not in the public domain owned by another company and entrusted to BioVeris in the course of business or research while BioVeris is subject to a confidentiality obligation with respect thereto. Confidential or Proprietary Information may include Trade Secrets (as defined below).

1.4          The term “Customer” as used herein shall mean those clients, customers, persons or entities (as well as their subsidiaries and/or affiliates) who have purchased goods or services from BioVeris, or who have contacted BioVeris or been contacted or solicited by BioVeris for the purchase of goods or services, within the 24 months preceding the date hereof.

1.5          The term “Trade Secrets” shall mean information including a formula, pattern, compilation, program, device, method, technique, or process owned by BioVeris and relating to ECL Technology that: (a) derives independent economic value, actual or potential, from not being generally know to, and not being readily ascertainable by proper means by, other person who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, and as may be hereafter modified by the Maryland Trade Secrets Act.

II.	CONFIDENTIALITY

2.1.         Protection of Trade Secrets and Confidential or Proprietary Information. SJW agrees to be bound by the following restrictions:

2.1.1      SJW will hold in confidence and not use, reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer, directly or indirectly, in any form, by any means, or for any purpose, Trade Secrets and/or Confidential or Proprietary Information or any portion thereof, other than as permitted by the ECL License Agreement, without the prior written consent of BioVeris.

2.1.2      SJW acknowledges and agrees that his obligations under this Agreement with respect to Trade Secrets shall remain in effect for as long as such information shall remain a trade secret under applicable law. SJW further acknowledges and agrees that his obligations with respect to Confidential or Proprietary Information shall remain in effect until such time the Confidential or Proprietary Information enters the public domain other than by a breach of this Agreement by SJW.

III.	SJW Intellectual Property Rights
3.1	SJW covenants and agrees with BioVeris that:

3.1.1     Prior to the date hereof he has not, and prior to the Effective Time he will not, assign, transfer or convey to any third party any intellectual property rights with respect to ECL Technology conceived of and owned by him prior to the Effective Time (“SJW IP Rights”); and

3.1.2     He will not directly or indirectly assert, authorize, pursue or induce any third party to assert or pursue, assist or cooperate with any third party in asserting or pursuing, or seek to obtain any recovery with respect to any legal or equitable cause of action, suit, claim, defense, offset, counterclaim, cross-claim or pleading or other proceeding of any sort whatsoever, participate in any proceeding or action, or make any allegations against BioVeris, any of its Affiliates or any of BioVeris’ of its Affiliate’s customers, distributors, licensees, successors or assigns or other third parties involved in the BioVeris Activities asserting that the:

(i)	manufacture, use, sale, offer for sale, importation, or exportation of any product, or
(ii)	act of authorizing others to manufacture, use, sell, offer for sale, import, or export any product, or
(iii)	provision of any service, or
(iv)	practice of a method, or
(v)	promulgation of any specification,

after the Effective Time (the activities referred to in (i) through (iv) above inclusive being referred to, collectively, as the “BioVeris Activities”) that use or incorporate ECL Technology constitutes direct infringement, contributory infringement, inducement to infringe, or otherwise violates, misappropriates or infringes any legal right under any of the SJW IP Rights.

IV.	NON-SOLICITATION

4.1.         Customers. The Parties acknowledge and agree that BioVeris’ existing relationships with its Customers were derived at considerable expense and belong exclusively to BioVeris. SJW agrees that for a period of two (2) years from the Effective Time, SJW shall not, other than as permitted by the ECL Transfer Agreement, contact, solicit or attempt to solicit, or provide services to, on his own behalf or on behalf of any other person or entity, any Customer with a view toward offering or providing any service that is competitive with BioVeris’ Business.

4.2.        Employees. SJW further agrees that for a period of two (2) years from the Effective Time, SJW will not, on his own behalf or on behalf of any other person or entity, directly or indirectly, other than as permitted by the ECL Transfer Agreement: (a) induce, or attempt to induce, any employee or contractor to terminate any employment or any contractual relationship with BioVeris; (b) interfere with or disrupt BioVeris’ relationship with any other employee or contractor; or (c) solicit, entice or take away any employee or contractor employed or engaged by BioVeris.

V.	EFFECTIVENESS; CONSIDERATION

5.1          Effectiveness. This Agreement shall become effective as of the closing of the transactions contemplated by the ECL Transfer Agreement; provided, however, that if this Agreement becomes effective, the obligations of SJW under Section 3.1.1 shall be deemed to be effective as of the date of this Agreement; provided, further, if the ECL Transfer Agreement is terminated, this Agreement shall become null and void and of no force or effect.

5.2          Consideration. The consideration for this Agreement shall be as set forth in the Transaction Agreement, dated as of the date hereof, by and between Samuel J. Wohlstadter and Roche Holdings Ltd.

VI.	GENERAL PROVISIONS

6.1          Remedies. It is mutually agreed that the remedy at law for any breach by SJW of the foregoing Sections of this Agreement may be inadequate to fully compensate BioVeris for the damage to BioVeris’ Business and the loss of BioVeris competitive advantage, and BioVeris may be entitled to injunctive relief enforcing such provisions, in addition to any other remedy it may have at law, in equity, or under any other provisions of this Agreement. In addition, BioVeris shall be entitled to recover all damages, losses and costs, including attorneys’ fees, incurred by BioVeris as a result of or arising from SJW’s breach.

6.2          Agreement. This Agreement supersedes any agreement, oral or written, relating to the subject matter hereof.

6.3          Assignability. This Agreement shall inure to the benefit of BioVeris, its present and former subsidiaries, affiliated divisions and companies, successors, and assigns and shall be binding upon SJW’s heirs, assigns, administrators and representatives. This Agreement may not be assigned by SJW, but may be assigned by BioVeris.

6.4          Severability and Modification by Court. If any term or provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Agreement, but shall be confined in its operation to the provisions of this Agreement directly involved in the controversy in which such judgment shall have been rendered. Notwithstanding the above, it is the intent and desire of the Parties that this Agreement and all of its terms be enforceable and in the event any provision as presently set forth is determined to be invalid by a court of competent jurisdiction, the Parties hereto agree that this Agreement shall be appropriately modified by the court so that each and every provision hereof is enforceable to the maximum extent permitted by law.

6.5          Governing Law. This Agreement shall in all respects be governed, construed and enforced in accordance with the laws the State of New York, U.S.A.

6.6          Gender; Number. Whenever used herein, reference to any gender shall be deemed to include all other genders and the neuter. Any reference herein in the singular or plural shall be deemed to include the other.

6.7          Conflicting Agreements. SJW represents and warrants that he is not a party to or bound by any agreement or understanding of any kind in conflict with the terms and conditions of this Agreement, and that his obligations hereunder will not violate or result in the violation of any agreement to which he may be bound.

6.8          Non-Waiver. The failure of BioVeris to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent BioVeris from thereafter enforcing each and every other provision of this Agreement.

6.9          Binding Arbitration. Any controversy or claim arising out of or relating to this Agreement shall be settled solely and exclusively through binding arbitration administered by the American Arbitration Associate (“AAA”) and any judgment upon the award rendered by the arbitrators (including an award of equitable relief, which the SJW and BioVeris agree may be entered by the arbitrators) may be entered in any court having jurisdiction thereof. The controversy shall be submitted to a panel of three disinterested arbitrators selected from the roster of eligible arbitrators of the AAA. The arbitration shall be conducted in the English language in Washington, D.C. and shall be confidential. Neither BioVeris nor SJW shall be permitted to publicize the commencement of any arbitration proceeding, the allegations in that proceeding or the outcome of any arbitration process. The foregoing shall not preclude either BioVeris or the SJW from disclosing any of the foregoing to any legal, financial, accounting or other similar advisor, provided that such advisors are bound by the confidentiality provisions hereof. In addition, nothing in this section shall prohibit either party from making disclosures required by law, regulation, rule or pursuant to court order, including any disclosure that may be required to be made by BioVeris pursuant to any applicable federal or state securities laws, regulations and rules. Nothing in this Section 6.9 shall preclude BioVeris from seeking, in any court of competent jurisdiction, any injunctive relief or other proceeding for equitable relief in accordance with or as contemplated by Section 6.1 above.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement the day and year first written above.

BIOVERIS CORPORATION

By:	/s/ George V. Migausky
Name:	George V. Migausky
Title:	Chief Financial Officer

SAMUEL J. WOHLSTADTER

By:	/s/ Samuel J. Wohlstadter